Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports First Quarter Fiscal 2018 Results

BROOKFIELD, CT — (Marketwired – February 14, 2018) —

•	First quarter 2018 revenue was $123.4 million, up 2% sequentially and 12% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $5.9 million ($0.09 per diluted share)

•	Balance sheet strengthened as cash balance increased $40.5 million to $348.6 million

•	Second quarter 2018 guidance: revenue between $120 and $128 million with diluted EPS between $0.04 and $0.09

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2018 first quarter ended January 28, 2018.

First quarter revenue was $123.4 million, increases of 2% sequentially and 12% compared with same quarter prior year. Integrated circuit (IC) revenue was $95.7 million, essentially flat sequentially and up 11% compared with last year. Flat panel display (FPD) revenue was $27.8 million, up 11% sequentially and 19% compared with last year.

Net income attributable to Photronics, Inc. shareholders was $5.9 million ($0.09 per diluted share), compared with $5.4 million ($0.08 per diluted share) for the fourth quarter of 2017 and $1.9 million ($0.03 per diluted share) for the first quarter of 2017.

“We achieved another quarter of solid revenue growth, despite seasonal headwinds, due to continued strength in high-end IC demand, and overall improvement in FPD,” said Peter Kirlin, chief executive officer. “High-end IC improved primarily due to logic demand from Asia foundry customers, where tape-out activity remains robust. FPD demand for new LCD panels was strong as customers released new designs to improve factory utilization. Operating expenses were slightly higher sequentially as adjustments recognized in the previous quarter did not recur; operating margin was 9.6% compared with 10.3% in the previous quarter. Below the operating income line, a foreign exchange loss of $2.7 million, net of tax and non-controlling interest, and tax benefits of $4.2 million resulted in net income of $5.9 million. Our balance sheet strengthened during the quarter, with cash balance growing to $348.6 million on strong operating cash flow and the initial contribution from our partner for the PDMCX joint venture in China.”

Second Quarter 2018 Guidance

Kirlin continued, “For the second quarter of 2018, we expect revenue to be between $120 million and $128 million, and net income attributable to Photronics, Inc. shareholders to be between $0.04 and $0.09 per diluted share.”

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 14, 2018. The call can be accessed by logging onto Photronics’ web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company’s operations, see “Forward Looking Statements” in the Company’s Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

04-2018